Exhibit 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas	Thomas Schiller
(949) 231-3061	(949) 231-4700

Skyworks Delivers on Revenue Guidance and Exceeds Gross Margin
and Earnings Expectations in Third Fiscal Quarter 2005

Expands Gross Margin 250 Basis Points to Nearly 41 Percent;
Beats EPS Estimates by $0.01; Generates $25 Million of Cash Flow from Operations;
Guides to an Additional 75 to 100 Basis Point
Gross Margin Improvement in September Quarter

WOBURN, Mass., July 21, 2005 - Skyworks Solutions, Inc. (NASDAQ: SWKS), a global leader in analog, mixed signal and digital semiconductors for mobile communications applications, today announced revenue of $191.5 million for the third fiscal quarter ended July 1, 2005, compared to revenue of $190.5 million in the previous quarter and $207.4 million in the same period a year ago. Results were consistent with the company’s guidance provided last quarter and reflect the growth of the company’s newest linear products and share gains in RF solutions, offset by softness among a subset of tier three cellular systems accounts.

     GAAP operating income for the third fiscal quarter was $11.8 million, up 41 percent sequentially from $8.3 million in the second fiscal quarter of 2005 and compared to $17.8 million in the corresponding period a year ago. On a pro forma basis, operating income for the third fiscal quarter was $12.3 million, up 26 percent when compared to $9.8 million last quarter and versus $18.6 million for the same period a year ago. GAAP diluted earnings per share during the quarter was $0.05, while pro forma diluted earnings per share was $0.06, one cent ahead of consensus estimates.

     “In the third fiscal quarter, Skyworks delivered another strong performance, meeting top line expectations and exceeding bottom line estimates, while strengthening the balance sheet. Our performance was driven by market adoption of our family of innovative linear products and newest RF solutions,” said David J. Aldrich, Skyworks’ president and chief executive officer. “Of special note, our 250 basis point sequential improvement to nearly 41 percent in gross margin exemplifies our progress in further diversifying into linear products, delivering higher levels of integration, and implementing operational efficiencies. These initiatives are the focused mission of Skyworks and are setting the stage for further gross margin expansion this year and the realization of our target model of 45 percent in 2006.”

Corporate Achievements

•	Improved gross margin from 38.2 percent to 40.7 percent sequentially

•	Delivered pro forma operating income of $12.3 million, up 26 percent sequentially

•	Generated $25 million of cash flow from operations in the third fiscal quarter, and increased cash and investments balance to an all-time high of $235 million

•	Cross-licensed RF patents with Qualcomm

•	Implemented the Green Initiatives™ program for lead (Pb)-free and Restriction of Hazardous Substances (RoHS) compliant products

Product Highlights

Mobile Platforms

•	Captured another strategic Helios™ EDGE design win with a top tier handset OEM

•	Licensed patented SMV speech vocoder intellectual property to Qualcomm, enabling higher-quality voice, improved data rates and increased capacity for the world’s CDMA networks and mobile phones

•	Shipped 1 millionth Single Package Radio™, which fuses switch, power amplifier, filter and transceiver functionality in a compact footprint

•	Ramped production of EDGE front-end modules at Sony Ericsson

•	Sampled next generation EDGE multimedia system solutions

Linear Products

•	Launched a family of highly linear gain blocks, supporting medical equipment, test instrumentation, cellular infrastructure, and broadband applications

•	Won a key reference design with Broadcom for a front-end module to be paired with the 54g™ chip set

•	Developed breakthrough ceramic-based material for RFID applications

•	Introduced ultra compact and high performance dual mixers and voltage controlled oscillator synthesizers for the 3G infrastructure market

•	Introduced first generation Bulk Acoustic Wave (BAW) filters supporting UMTS frequencies

Business Outlook

“We anticipate revenue for the fourth fiscal quarter to be up 4 to 8 percent sequentially off a base of $186.7 million, which excludes third quarter assembly and test services revenue. As previously announced at the end of June, we fulfilled our obligation to provide assembly and test services to Conexant,” said Allan M. Kline, Skyworks’ vice president and chief financial officer. “Our revenue growth in the fourth fiscal quarter is being driven by the ramp of our linear products portfolio and traction with our EDGE and WCDMA solutions. Operationally, we expect gross margin to expand another 75 to 100 basis points, enabling an approximately 40 percent sequential improvement in our level of operating income.”

Skyworks’ Third Quarter Conference Call

     Skyworks will host a conference call at 5:00 p.m. Eastern time (ET) today to discuss results for the third fiscal quarter of 2005. To listen to the conference call via the Internet, please visit the Investor Relations section of Skyworks’ website at www.skyworksinc.com. To listen to the conference call via telephone, please call 800-289-0494 (domestic) or 913-981-5520 (international), security code: Skyworks.

     Playback of the conference call will begin at 9 p.m. ET on Thursday, July 21, and end at 9 p.m. ET on Thursday, July 28, 2005. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international); access code: 3397242#.

About Skyworks

     Skyworks Solutions, Inc. is a global leader in analog, mixed signal and digital semiconductors for mobile communications applications. The company’s power amplifiers, front-end modules, direct conversion transceivers and complete system solutions are at the heart of many of today’s leading-edge multimedia handsets, cellular base stations and wireless networking platforms. Skyworks also offers a portfolio of highly innovative linear products, supporting a diverse set of automotive, broadband, industrial and medical customers.

     Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit the Skyworks Web site at www.skyworksinc.com.

Safe Harbor Statement

     This press release, and related conference call, includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements included in this press release and related conference call, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements include information relating to future results of Skyworks (including certain projections and anticipated business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those expressed.

     These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including health and security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s filings with the Securities and Exchange Commission.

     These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Note to Editors: Skyworks, Skyworks Solutions, Green Initiatives, Helios and Single Package Radio are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.

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SKYWORKS SOLUTIONS, INC.
UNAUDITED GAAP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
(in thousands, except per share amounts)	2005	2004	2005	2004
Net revenues	$191,532	$207,377	$602,197	$565,956
Cost of goods sold	113,658	123,593	363,705	340,400

Gross profit	77,874	83,784	238,492	225,556

Operating expenses:
Research and development	39,823	38,712	115,612	114,250
Selling, general and administrative	25,745	26,493	78,027	69,427
Special charges	—	—	—	15,759
Amortization of intangibles	536	768	1,818	2,306

Total operating expenses	66,104	65,973	195,457	201,742

Operating income	11,770	17,811	43,035	23,814

Interest expense	(3,683)	(3,609)	(10,851)	(14,386)
Other income, net	1,536	395	3,724	1,151

Income before income taxes	9,623	14,597	35,908	10,579
Provision for income taxes	2,234	1,567	13,358	2,798

Net income	$7,389	$13,030	$22,550	$7,781

Earnings per share:
Basic	$0.05	$0.09	$0.14	$0.05
Diluted	$0.05	$0.08	$0.14	$0.05
Weighted average shares:
Basic	157,809	153,062	157,161	150,414
Diluted	158,682	155,274	158,621	152,854

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF PRO FORMA NON-GAAP MEASURES

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
(in thousands)	2005	2004	2005	2004
GAAP operating income	$11,770	$17,811	$43,035	$23,814
Asset impairments [a]	—	—	—	13,182
Restructuring charges [b]	—	—	—	3,551
Lease and leasehold improvements [c]	—	—	886	—
Amortization of intangible assets	536	768	1,818	2,306

Pro forma operating income	$12,306	$18,579	$45,739	$42,853

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
(in thousands)	2005	2004	2005	2004
GAAP net income	$7,389	$13,030	$22,550	$7,781
Asset impairments [a]	—	—	—	13,182
Restructuring charges [b]	—	—	—	3,551
Lease and leasehold improvements [c]	—	—	886	—
Amortization of intangible assets	536	768	1,818	2,306
Tax adjustments [d]	1,511	984	10,700	984

Pro forma net income	$9,436	$14,782	$35,954	$27,804

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2005	2004	2005	2004
GAAP net income per share, diluted	$0.05	$0.08	$0.14	$0.05
Asset impairments [a]	—	—	—	0.09
Restructuring charges [b]	—	—	—	0.02
Lease and leasehold improvements [c]	—		0.01	—
Amortization of intangible assets	—	0.01	0.01	0.02
Tax adjustments [d]	0.01	0.01	0.07	—

Pro forma net income per share, diluted	$0.06	$0.10	$0.23	$0.18

[a]	These charges primarily consist of a write-down of legacy technology licenses related to the Company’s cellular systems business which was included in operating expenses, except for $0.9 million which was included in cost of goods sold.

[b]	These charges represent certain costs incurred to implement facility consolidations.

[c]	These charges represent an aggregate adjustment for the correction of an error in the manner in which the Company accounted for scheduled rent increases and amortization of leasehold improvements.

[d]	During the third quarter of fiscal 2005 and for the three and nine months ended July 2, 2004, these charges represent a non-cash tax charge related to the utilization of pre-merger deferred tax assets. During the nine months ended July 1, 2005, these charges primarily represent non-cash charges related to the utilization of pre-merger deferred tax assets and a reduction in the expected benefit of foreign deferred tax assets resulting from a change in regulated foreign tax rates.

The above pro forma non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown. These measures are not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP). However, the Company believes this information is useful in understanding the results of operations. Therefore, Skyworks provides this supplemental information to enable investors to perform additional comparisons of operating results and as a means to provide additional insight into the Company’s ongoing operations and economic performance.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	July 1,	Oct 1,
(in thousands)	2005	2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$235,479	$214,552
Accounts receivable, net	162,006	157,772
Inventories	81,188	79,572
Prepaid expenses and other current assets	8,804	11,968
Property, plant and equipment, net	149,765	150,009
Goodwill and intangible assets, net	513,264	524,388
Other assets	30,537	30,545

Total assets	$1,181,043	$1,168,806

Liabilities and Equity
Current liabilities:
Short-term debt	$50,000	$50,000
Accounts payable	62,122	73,405
Accrued liabilities and other current liabilities	44,510	57,846
Long-term debt	230,000	230,000
Other long-term liabilities	6,679	5,932
Stockholders’ equity	787,732	751,623

Total liabilities and equity	$1,181,043	$1,168,806